Exhibit 10.2

AMENDMENT TO
HORIZON BANCORP RESTRICTED
STOCK AWARD AGREEMENT

WHEREAS, Horizon Bancorp (the “Company”) maintains the Horizon Bancorp 2003 Omnibus Equity Incentive Plan (the “Plan”); and

WHEREAS, on August 14, 2004, the Company entered into the Horizon Bancorp 2003 Omnibus Equity Incentive Plan Restricted Stock Award Agreement (the “Agreement”) with Lawrence J. Mazur (the “Participant”), pursuant to which the Participant was granted 6,000 shares of restricted stock of the Company (the “Restricted Stock”); and

WHEREAS, the Company and the Participant intend to enter into an Employment Agreement whereby the Participant will be entitled to payments upon specified events resulting in the Participant’s termination of employment; and

WHEREAS, Section 2 of the Agreement provides that the Restricted Stock will vest on the fifth anniversary of the grant date under the Agreement, which is August 2, 2004; and

WHEREAS, the Compensation Committee of the Company’s Board of Directors has determined that in connection with entering into the Employment Agreement, the Agreement should be amended to modify the time when the Restricted Stock becomes vested upon certain specified events resulting in a termination of the Participant’s employment; and

WHEREAS, the Participant has consented to such modification;

NOW, THEREFORE, effective as of July 19, 2006, Section 2 of the Agreement is amended to read as follows:

“2. Period of Restriction and Vesting. The Period of Restriction shall begin on the Grant Date and end, except as otherwise provided in Sections 3 and 4 of this Agreement, on the date shares of Restricted Stock become vested. For purposes of this Agreement, the shares of Restricted Stock shall become vested on the fifth anniversary of the Grant Date, provided the Participant is an Employee on such date. The Grant Date is August 2, 2004. Notwithstanding any other provision in this Section 2, and notwithstanding any provision in Section 4, if the Participant’s employment is terminated without ‘Cause,’ as such term is defined in his employment agreement, then the Participant shall be vested in the Restricted Stock according to the following table.

Years of Service	Percent Vested
1	20%
2	40%
3	60%
4	80%
5	100%

The Participant’s years of service will be measured from the effective date of this Agreement.”

The Agreement shall remain the same in all other respects.

IN WITNESS WHEREOF, the Company, by its officer thereunder duly authorized, and the Participant, have caused this Amendment to be executed as of July 19, 2006.

HORIZON BANCORP
By:	/s/ Craig M. Dwight
Craig M. Dwight, President and Chief Executive Officer

PARTICIPANT
/s/ Lawrence J. Mazur
Lawrence J. Mazur